Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 8-K and as an exhibit thereof of our report dated May 29, 2007 relating to the combined balance sheet of specified properties as described in Note 1 therein owned by Budget Motels, Inc. and Waterloo Hospitality, Inc. as of October 31, 2006, and the related combined statements of equity in properties, operations, and cash flows for the year then ended.

/s/ Cundiff & Associates, CPA, P.C.
Cundiff & Associates, CPA, P.C.
October 16, 2007